AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEOGENIX ONCOLOGY, INC.

The name of the corporation is Neogenix Oncology, Inc. (the “Corporation”). The articles of incorporation were filed on December 31, 2003. The original name of the corporation was Neogenix Oncology Corp. These Amended and Restated Articles of Incorporation were proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote described by the Maryland General Corporation Law (“GCL”).

FIRST: The name of the Corporation is Neogenix Oncology, Inc.

SECOND: The period of duration of the Corporation is perpetual.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized pursuant to the GCL.

FOURTH: The post office address of the principal office of the Corporation in Maryland is: 9700 Great Seneca Highway, Suite 261, Rôckville, MD 20850. The name and the post address of the resident agent of the Corporation in Maryland is: Dr. Philip Arlen, 9700 Great Seneca Highway, Suite 261, Rockville, MD 20850.

FIFTH: These Amended and Restated Articles of Incorporation contain an increase in the number of Common authorized shares from 50,000,000 shares to 200,000,000 shares, all par value $0.00001 per share.

The Corporation has authority to issue 200,000,000 shares of Common Stock, par value $0.00001 per share and 1,000,000 shares of Preferred Stock, par value $0.01 per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

1. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FIFTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof. The Board of Directors shall have the right to classify or reclassify any unissued shares of Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption. Without limiting the foregoing, the Board of Directors shall be entitled to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.

2. Common Stock. Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of the Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.

3. Preemptive Rights. No holder of any of the shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the Corporation may issue or sell, whether or not such shares are exchangeable for any shares of the Corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the Corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the Corporation, as such holder, have any right to purchase or subscribe for any obligations which the Corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the Corporation any shares of any class or classes.

SIXTH:

1. Election of Directors. Election of directors need not be by written ballot unless and to the extent the Bylaws of the Corporation so provide.

2. Number and Term. Except as otherwise fixed pursuant to the provisions of Article FIFTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be nine (9), which number may be increased or decreased pursuant to the Bylaws of the Corporation. The Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors, and no bylaw shall be adopted by the shareholders which shall modify the foregoing. The directors shall be divided into three (3) classes as follows:

(a) The initial term of office of the Class I directors shall continue until the 2011 annual meeting of stockholders and until their successors shall be elected and have qualified, and thereafter shall be for three (3) years and until their successors shall be elected and have qualified.

(b) The initial term of office of Class II directors shall be until the 2012 annual meeting of stockholders and until their successors shall be elected and have qualified, and thereafter shall be for three (3) years and until their successors shall be elected and have qualified.

(c) The initial term of office of Class III directors shall be until the 2013 annual meeting of stockholders and until their successors shall be elected and have qualified, and thereafter shall be for three (3) years and until their successors shall be elected and have qualified.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.

(d) The names of the individuals who will serve as directors of the Corporation until their successors are elected and qualify are as follows:

(i)	The following directors shall serve as Class I directors:

Myron Arlen

Timothy Shriver

Lynn Krominga

(ii)	The following directors shall serve as Class II directors:

James Feldman

Barry Gause

J. Douglas Holladay

(iii)	The following directors shall serve as Class Ill directors:

Philip Arlen

Peter Gordon

Dennis Greene

3. Stockholder Nomination of Director Candidates and Proposals. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at any stockholder meeting shall be given in the manner provided in the Bylaws.

4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FIFTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled in the following manner:

(a) Prior to the Effective Date, (i) the stockholders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director, at a special meeting of the stockholders called for such purpose pursuant to the provisions the Bylaws, (ii) any vacancy on the Board of Directors which results from an increase in the number of directors may be filled by the vote of a majority of all directors at a regular or special meeting, and (iii) any vacancy on the Board of Directors which results from any cause other than an increase in the number of directors may be filled by the vote of a majority of the remaining directors, whether or not they constitute a quorum.

(b) On or after the Effective Date, the provisions of Section 3-804(c) of the GCL shall apply to a vacancy on the Board of Directors.

5. Removal of Directors. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office with cause, at any time, by the affirmative vote of shareholders holding of record in the aggregate at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation, voting together as a single class. Pursuant to Section 2-406(b)(3) of the GCL, a director may not be removed without cause.

6. Amendment or Repeal of this Article SIXTH. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of shareholders holding of record in the aggregate at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SIXTH or any provision hereof.

SEVENTH: The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Sections 2.02, 2.12, 2.13 and 2.14 of Article U, Sections 3.01 and 3.13 of Article III and Article XII of the Bylaws shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of shareholders holding of record in the aggregate at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of shareholders holding of record in the aggregate at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH or any provision hereof.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Prior to the Effective Date, subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors, (b) the Chief Executive Officer of the Corporation or (c) shareholders pursuant to Section 2-502(b) of the GCL. On or after the Effective Date, subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only in accordance with the procedures set forth in the Bylaws by (a) the Board of Directors, (b) the Chief Executive Officer of the Corporation or (c) shareholders pursuant to Section 3-805(1) of the GCL. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the shareholders holding of record in the aggregate at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH or any provision hereof. For purposes of these Amended and Restated Articles of Incorporation, the “Effective Date” means the date on which the Corporation first has a class of equity securities registered under the Securities Exchange Act of 1934 (as amended and the rules promulgated thereunder, the “Exchange Act”).

NINTH:

1. Vote Required for Certain Business Combinations.

(a) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article NINTH:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other person (as hereinafter defined) (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder;

(ii) any sale, exclusive license, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10 million or more;

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of$10 million or more;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article NINTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FIFTH of these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(b) Definition of “Business Combination”. The term “Business Combination” used in this Article NINTH shall mean any transaction which is referred to in clauses (i) through (v) of paragraph (a) of this Section 1.

2. When Higher Vote is Not Required. The provisions of Section 1 of this Article NINTH shall not be applicable to any particular Business Combination, and the Business Combination shall require only the affirmative vote required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (a) and (b) are met:

(a) Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

(b) Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of COmmon Stock in the Business Combination shall be at least equal to the higher of the following:

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article NINTH as the “Determination Date”), whichever is higher.

(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (I) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation or dissolution of the Corporation; or

(C) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of the Voting Stock previously acquired by it. The price determined in accordance with paragraphs (b)(i) and (b)(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (])no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Shareholder shall not have become the the beneficial owner of any additional shares of Voting Stock subsequent to the transaction which results in it becoming an Interested Shareholder.

(v) After such Interested Shareholder has become an Interested Shareholder, it shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions.)

3. Certain Definitions. For the purpose of this Article NINTH:

(a) A “person” shall mean any individual, corporation, firm, limited liability company, partnership, trust or other entity.

(b) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock;

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c) A person shall be a “beneficial owner” of any Voting Stock if:

(i) that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly, such Voting Stock;

(ii) that such person or any of its Affiliates or Associates has (a) the right to acquire such Voting Stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote such Voting Stock pursuant to any agreement, arrangement or understanding; or

(iii) such Voting Stock is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or or understanding for the purpose of acquiring, holding, voting or disposing of such shares of Voting Stock.

(d) For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on March 20, 2010.

(f) “Subsidiary” means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (b) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

(g) “Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Shareholder and who was a member prior to the time that the Interested Shareholder became an Interested Shareholder, or any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(h) “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on any over-the-counter quotation system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(i) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs (b)(i) and (ii) of Section 2 of this Article NINTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(j) “Equity Security” shall have the meaning ascribed to such term in Section 3(a) (11) of the Exchange Act, as in effect on March 20, 2010.

4. Powers of the Board of Directors. A majority of the directors shall have the power and duty to determine for the purposes of this Article NINTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10 million or more. A majority of the directors shall have the further power to interpret all of the terms and provisions of this Article NINTH,

5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article NINTH shall be construed to relieve any Interested Shareholder of any fiduciary obligation imposed by law.

6. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of the shareholders holding of record in the aggregate at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article NINTH or any provision hereof.

TENTH:

(a) The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the GCL the same may be supplemented and amended.

(b) The Corporation shall, to the fullest extent legally permissible under the provisions of the GCL, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or as hereafter prescribed by law and in accordance with the requirements of these Article of Incorporation, and all rights, preferences and privileges conferred upon stockholders, directors and officers by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are subject to the right reserved in this Article ELEVENTH.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been signed by Dr. Philip Arlen, President and Chief Executive Officer of the Corporation, and attested to by its secretary, as of March 20, 2010.

/s/ Dr. Philip Arien
Name:	Dr. Philip Arien
Title:	President and Chief Executive Officer

ATTEST:

/s/ Peter Gordon
Peter Gordon
Corporate Secretary